                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of  Report (Date of  earliest event reported):  November 22,
          1994



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




                   Maine 1-5139    01-0042740
          (State of Incorporation) (Commission         (IRS Employer
                                   File Number)   Identification Number)




                        83 Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



          Registrant's  telephone  number,  including  area  code:    (207)
          623-3521
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          Item 1 through Item 4.  Not applicable.

          Item 5.  Other Events.

               As  previously reported,  the  Company has  been engaged  in discussions  with its  largest  customers with  the objective  of entering  into  multi-year  rate  agreements  that  would  ensure
          retention of  those customers.   Such customers  have competitive
          options that the Company believes  must be addressed by  lowering its applicable tariffs to more competitive levels.

               In  furtherance of  that  goal, on  November  22, 1994,  the
          Company filed with the Maine Public Utilities Commission ("MPUC")
          revised  rate  schedules  for  its  two  rate  classes for  large
          industrial customers.   The filing was  expressly made contingent
          on  the MPUC's approval of  the stipulation filed  on October 14,
          1994, with the MPUC  containing the terms of an  alternative rate
          plan   ("ARP"),  previously  reported,   with  rate-cap,  pricing
          flexibility   and   other    features   (including    substantial
          restructuring charges against 1994  Company earnings), agreed  to by parties to the pending ARP proceeding  that is scheduled to be decided by the MPUC in late December.

               Pursuant  to  the  pricing  flexibility  provisions  of  the pending  ARP  stipulation,  the  November 22  filing  contains  a memorandum of  agreement that  is being  considered (or,  in some cases, has  been  signed) by  large industrial  customers of  the
          Company that expressed interest in fixing  their electric-service
          rates for  a five-year period.   The memorandum  contemplates the
          negotiation  and  execution  of  separate   five-year  definitive
          agreements  between the  Company and  individual large  customers providing for non-cumulative  rate reductions of  fifteen percent for  the three years 1995 through 1997, sixteen percent for 1998, and  eighteen  percent  for  1999, below  the  December 1,  1994, levels.

               Subject to the terms of the agreements, the participating customers would agree to take electrical service from the Company for five years. Those customers would also agree not to switch fuels, install new self-generation equipment, or seek another supplier of electricity for existing electrical load during that period. New electrical load in excess of a stated minimum level could be served by other available sources, but the Company could compete for that load.

               In addition, the  agreements provide for  liquidated damages to be paid to the Company for a breach or early termination of  a
          definitive  agreement by  a customer.   A  cessation of  business
          operations  or a plant or process relocation out of the Company's
          service  territory  would  not   constitute  a  breach  or  early
          termination.    The  parties'  rights with  respect  to  existing
          "stranded costs" would not be affected by the agreements.

               The contracts would also provide the Company  with a limited





          right to interrupt a participating customer's load upon payment of an agreed charge, starting on November 1, 1997. This feature is optional with the customer and failure to comply with the Company's request to interrupt would subject the customer to agreed penalty provisions.

               In addition  to  finalization and  execution of  agreements,
          conditions  to  effectiveness  of   the  agreements  include  the
          following:   (1) approval by the MPUC of the October 14, 1994 ARP
          stipulation;  (2) approval  by  the  MPUC  of waivers  of  filing requirements and  notice provisions contained in the ARP to allow the  new rate  schedules to  become effective  upon the  later to occur of approval of the ARP or January 1, 1995; and (3)  an MPUC order  providing that the time  period under the  ARP has expired
          for  raising  issues  of   non-conformity  with  the  ARP,  anti-
          competitiveness,  or undue  discrimination  with respect  to  the initial rate schedules or the agreements.

               The  Company  believes that  without  the  tariff reductions provided  in the  agreements,  some of  its industrial  customers would  be likely  to install  additional self-generation  or take other  steps to  decrease  their electricity  purchases from  the
          Company.   The  revenue loss  from  such a  usage shift  could be
          substantial.

               The Company estimates that if all the agreements are signed, the  contingencies listed  above  are satisfied,  and the  tariff reductions are approved, its gross revenues will be approximately
          $27 million  lower in 1995 than  would have been the  case if the industrial  customers  who  are  expected  to  execute definitive agreements continued  to pay  full retail rates  without reducing
          their  purchases from  the Company.   The  reduction in  the rate
          tariffs,  however, would  result  in a  significant reduction  in payments made by  the Company under  contracts with several  non-
          utility generators  for purchased  power, since several  of those contracts contain price provisions  based on the Company's retail rates.  The Company would address the remaining revenue shortfall through further  cost reductions  and the pursuit  of appropriate incremental sales.

               The Company cannot predict whether the contingencies listed above, including approval of the ARP, will be satisfied, but believes that the ARP submitted for MPUC approval has broad support among the parties to the proceeding and is consistent with the guidelines for such a plan issued by the MPUC in its December 14, 1993, base-rate order.

          Item 6 through Item 8.  Not applicable.





                                      SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CENTRAL MAINE POWER COMPANY


                                        By:
                                            Douglas Stevenson
                                            Treasurer

          Dated:  December 5, 1994